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                                                                   EXHIBIT *10.2



                             PROJECT MANAGEMENT AGREEMENT


    This Project Management Agreement, dated April 1, 1996 for reference (the "Agreement"), is made and entered into by and between REGENCY SERVICE CORPORATION, a California corporation ("RSC"), and GARY L. MCDONALD REAL ESTATE AND DEVELOPMENT CO., a California Corporation ("Project Manager").

                                       RECITALS

    A. Since its inception, RSC has been in the business of real estate investment. The majority of its investments have been made through limited partnerships in which an un-affiliated developer serves as the general partner and RSC is the sole limited partner. The purpose of the several partnerships through which RSC has made its investments has been to identify, acquire and develop real property and sell either finished lots or completed residential units.

    B. RSC and its partners originally contemplated that the various real estate projects in which RSC obtained an interest would be completed and sold in the ordinary course of business according to the original intentions of the parties and/or the business plan for each project. However, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") has mandated that banks engaged, directly or indirectly, in real estate development activities divest themselves of those activities by December 19, 1996.

    C. As a result, RSC requires that Project Manager provide management services to facilitate RSC's divestiture activities, as described herein, and Project Manager is willing to render such services on the terms and conditions of this Agreement.

                                      AGREEMENT

    Now, therefore, in consideration of the mutual covenants set forth below and other valuable consideration, the receipt and sufficiency of which are acknowledged, RSC and Project Manager, intending to be legally bound, hereby agree as follows:

    1.   FUNDAMENTAL PROVISIONS.

         Date of Agreement:       April 1, 1996.

         Effective Date:          April 1, 1996 (the "Effective Date").



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         Term:                    Approximately eight and one-half (8-1/2)
                                  months, commencing on the Effective Date and expiring on December 19, 1996, subject to renewal as provided in section 0, below.

         Compensation:            See section 0 below.

         Projects:                Those projects listed on EXHIBIT A to this
                                  Agreement for so long as RSC holds an
                                  interest, direct or indirect, therein (the
                                  "Projects")

         Address for Notices:     RSC:      Regency Service Corporation
                                            Attention:  Steve Hertel
                                            P. O. Box 16279
                                            Fresno, CA 93755-6279

                                            Fax:   209-438-2699
                                            Phone: 209-438-2600

                                  Project Gary L. McDonald Real Estate and
                   Manager:       Development Co.
                                       7120 North Whitney Avenue
                                       Fresno, CA  93720-0513

                                       Fax:   209-322-0603
                                       Phone: 209-322-1700


    2. APPOINTMENT. RSC hereby appoints Project Manager as RSC's exclusive project manager for the Projects. Project Manager hereby accepts such appointment and agrees to perform the duties of the project manager set forth in this Agreement.

    3.   SCOPE OF DUTIES.

         3.1. DUTIES. Project Manager shall represent RSC in connection with RSC's divestiture of its interests in the Projects, and shall perform the services and carry out the responsibilities with respect to the Projects as are set forth in this Agreement and in EXHIBIT B to this Agreement, and such additional duties and responsibilities as are reasonably within the general scope of such services and responsibilities. As used in this Agreement, RSC's "interest" in a Project means RSC's direct or indirect ownership of any estate or interest in a Project,

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including, without limitation, a partnership interest in a partnership which
owns a Project.   Without limiting the foregoing, Project Manager shall:

              (a) use its reasonable best efforts to maximize the economic return available to RSC from the divestiture of RSC's interests in the Projects, given the time periods, methods of divestiture and other constraints and objectives specified by RSC;

              (b) establish and implement appropriate administrative and financial controls, including but not limited to:

                   (i) coordinate the activities of the architect, general contractor and other contractors, professionals and consultants employed in connection with the Projects;

                   (ii) administer contracts pertaining to the divestiture of RSC's interest in the Project as approved in writing by RSC;

                   (iii) participate in conferences and render such advice and assistance as will aid in developing economical, efficient and desirable procedures;

                   (iv) participate with RSC, and render such advice and assistance as is necessary to assist RSC, in developing a budget for each Project and for the divestiture program as a whole, with periodic updates to such budgets as required by RSC;

                   (v) review and submit to RSC for approval all requests for payments under any architectural, engineering, contractor, sales, escrows or other agreements pertaining to the Projects;

                   (vi) apply for and maintain in full force and effect any and all governmental permits and approvals required for the lawful construction, completion and occupancy of any improvements regarding the Projects;

                   (vii) keep RSC fully informed on a regular basis of the progress of the Projects, including the preparation of such reports as are provided for herein or as may reasonably be requested by RSC; and

                   (viii) convey all of RSC's instructions, requirements and approvals provided for in the agreements with the architect, general contractor and other contractors, professionals and consultants retained for the Projects;

              (c) comply with all terms and conditions applicable to RSC or the Projects and perform all obligations of RSC contained in any (i) loan agreement entered into in

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connection with any construction for the Projects, (ii) permit, approval or agreement issued by or entered into with any governmental authority relating to the terms and conditions of such construction, (iii) insurance policy affecting or covering the Projects, or (iv) surety bond obtained in connection with the Projects; provided that (A) such agreements, permits, policies and bonds have been approved by RSC, (B) RSC has notified Project Manager of such terms and conditions by providing Project Manager with either a written summary of the same or with a copy of such documents or instruments, and (C) no payments shall be made under or in respect of such documents or instruments without the prior approval of RSC;

              (d) prepare or cause to be prepared and distribute to RSC (i) a critical path schedule and periodic updates thereto as necessary, but in any event not less frequently than monthly, to reflect any material changes to the critical path schedule, (ii) cost estimates as required by RSC, and (iii) financial accounting reports, including monthly progress reports;

              (e) hire and retain, at Project Manager's expense, such personnel as may be required to perform properly Project Manager's functions hereunder, to the extent RSC has not agreed in writing either to reimburse Project Manager for the costs of such personnel or to furnish such personnel under RSC's employ and at RSC's expense. The compensation, retention and performance of employees hired by Project Manager shall be controlled exclusively by Project Manager, and Project Manager shall be responsible for complying with all laws and regulations affecting such employment, including, without limitation, the provision of any benefits, compensation, tax withholding and worker's compensation insurance required by statute or contract;

              (f) obtain and maintain during the term of this Agreement, at RSC's expense, public liability insurance covering personal injury and property damage which may arise from or during the performance of this Agreement, in such limits as RSC may reasonably approve, and automobile liability, workers' compensation and such other insurance as may be required of Project Manager by law, naming as additional insureds RSC, any mortgagee or deed of trust beneficiary, and any other person or entity having an insurable interest in the Projects and specified by RSC;

              (g) obtain and maintain at all times until final disposition of the improvements within the Projects or RSC's interest therein, at RSC's expense, the insurance coverage specified in an insurance schedule approved by RSC in writing, insuring Project Manager, its employees, the Projects, RSC, any mortgagee or deed of trust beneficiary, and any other person or entity having an insurable interest in the Projects and specified by RSC;

              (h) comply with all applicable present and future laws, ordinances, orders, rules, regulations and requirements (hereinafter, "laws") of all federal, state and municipal governments, courts, departments, commissions, boards and offices, any national or local board

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of fire underwriters or insurance services offices having jurisdiction in the county or counties in which the Projects are situated, or any other body exercising functions similar to those of any of the foregoing, or any insurance carriers providing any insurance coverage for RSC or the Projects, which may be applicable to the Projects. Any such compliance undertaken by Project Manager on behalf of and in the name of RSC, in accordance with the provisions of this Agreement, shall be at RSC's expense and prior approval. Project Manager shall likewise ensure that all agreements between RSC and independent contractors performing work in connection with the Projects shall include the agreement of such independent contractors to comply with all such applicable laws;

              (i) assemble and retain all contracts, agreements and other records and data as may be necessary to carry out Project Manager's functions hereunder. Without limiting the foregoing, Project Manager will develop, accumulate and furnish to RSC and the appropriate governmental authorities, as necessary, data and information sufficient to identify the market value of improvements in place as of each real property tax lien date, and will make application for appropriate exclusions from the capital costs of the Projects for purposes of real property ad valorem taxes;

              (j) maintain at all times during the term of this Agreement all books and records prepared or maintained by Project Manager at the place or places approved by RSC, and make such books and records available for and subject to audit, inspection and copying by RSC, any representative or auditor thereof or supervisory or regulatory authority. Project Manager agrees that any supervisory or regulatory authority shall also have the right, in connection with any examination of RSC or the Projects, to examine and question Project Manager and its employees with respect to any such books and records, and Project Manager agrees to cooperate with all such supervisory or regulatory authorities; and

              (k) perform and administer any and all other services and responsibilities of Project Manager which are set forth in any other provisions of this Agreement or which are requested to be performed by RSC and are within the general scope of the services described herein; provided, however, Project Manager shall be entitled to seek additional compensation as provided in section 0 for the performance of services which do not fall within the general scope of the services described in this Agreement.

         3.2. ADDITIONAL SERVICES. In the event that Project Manager is instructed by RSC to perform any services which it believes fall outside the general scope of its services contemplated by this Agreement, Project Manager shall promptly consult with RSC prior to undertaking to perform such services. If RSC decides that the requested services fall within such scope, then Project Manager shall perform the same, but without prejudice to Project Manager's right thereafter to seek additional compensation for such services as provided in section 0 hereof

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in the event that such services are subsequently determined in appropriate proceedings to be beyond such scope.

         3.3. MANNER OF PERFORMANCE. Project Manager, acting through its president and chief executive officer, Gary L. McDonald, shall devote such time and attention as may be reasonably necessary and appropriate to perform its obligations under, and in accordance with, this Agreement.

         3.4. OTHER BUSINESSES. Nothing contained in this Agreement shall be construed so as to prohibit any party to this Agreement (each a "Party" and together the "Parties") or any Affiliate (defined below) or related person or entity of any Party from owning, operating or investing in any real estate development, wherever located, not constituting a Project. Either Party, and any Affiliate or related person or entity of such Party, may engage in or possess an interest in another business venture or ventures of any nature and description, independently or with others, including but not limited to the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property, and neither Party shall have any rights by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom. For purposes of this Agreement, an "Affiliate" shall mean any individual, partnership, corporation, trust or other entity (collectively, a "Person") that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with a Party, including without limitation, a limited partnership in which a Party is a general partner, any Person that is a director, officer, employee, member of, partner in or trustee of, or serve in a similar capacity with respect to a Party or any Person with respect to which a Party is a director, officer, employee, member, partner or trustee or with respect to such Party serves in a similar capacity and, with respect to RSC, Regency Bancorp, Regency Bank, Regency Investment Advisors, and their respective directors, officers, shareholders and agents. A Person controls a corporation, for the purposes of this definition, when such Person owns at least a majority of the outstanding voting shares of the corporation, with the full right to vote such shares.


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    4.   LIMITATIONS ON AUTHORITY.

         4.1. DIVESTITURE PLAN. Project Manager shall adhere to the divestiture plan established by RSC and shall not undertake or pursue any activity that is not consistent with such divestiture plan. RSC shall have the right, at any time and from time to time, in its sole and absolute discretion, to alter, amend, supplement or abandon any divestiture plan or to adopt a new or different divestiture plan for any Project or Projects.

         4.2. CONTRACTS. Project Manager shall have no authority to execute or otherwise enter into any agreement binding on RSC unless and until the terms and conditions thereof and the party with whom the agreement is to be made shall have been approved in writing by RSC. In the event a proposed agreement would require RSC to have a general contractor's license and RSC has expressly approved in writing the terms of such agreement, then Project Manager agrees to enter into the agreement in its own name (or the name of an affiliate holding the requisite contractor's license) for the benefit of RSC, and RSC shall reimburse Project Manager for any costs or expenses directly incurred under such agreement.

         4.3. EXPENDITURES. Project Manager shall have no authority to incur any expense or make any payment on behalf of RSC, and shall have no right to obtain reimbursement from RSC for any payment made by Project Manager, unless such expense, payment or reimbursement has been approved in writing by RSC. In no event shall Project Manager expend more than what Project Manager in good faith believes to be the fair and reasonable market value at the time and place of contracting for any goods purchased or leased or services engaged on behalf of RSC or otherwise in connection with the Projects.

         4.4. NATURE OF AGENCY. It is expressly understood that RSC and Project Manager are and shall remain independent contractors. This Agreement shall not be construed as creating a joint venture or partnership between them or their respective successors in interests. Neither Party shall have any authority to create or assume, in the name or on behalf of the other Party, any obligation, expressed or implied, nor to act or purport to act as the agent or the legally empowered representative of the other Party hereto for any purpose whatsoever except as expressly set forth herein.

    5.   COMPENSATION.

         5.1. AMOUNT; PAYMENT. As compensation for the services rendered by Project Manager under this Agreement, RSC shall pay to Project Manager a fee computed in accordance with the Compensation Schedule attached as EXHIBIT C hereto.

         5.2. FULL COMPENSATION. The payment specified in section 0 shall constitute full and complete payment to Project Manager, and to any and all of its officers, employees,


                                          7

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agents, principals and affiliates, for all services rendered under this
Agreement, except only for such additional fees and charges as shall be owing to Project Manager pursuant to section 0 below. Project Manager shall not be entitled to any other payment or reimbursement from RSC for any expenses Project Manager may incur in the performance of this Agreement, including, without limitation, expenses for wages and salaries, travel, insurance, rent, secretarial and clerical support, duplication and copying, telephone, telegraph and other communication charges, entertainment costs, and all other related and unrelated costs and expenses, overhead and profit, except (i) for such expenses of Project Manager which RSC has expressly agreed in writing to reimburse to Project Manager or pay on Project Manager's behalf, and (ii) as may be agreed pursuant to section 0 below for additional services or work rendered.

         5.3. ADDITIONAL FEES. In the event that RSC directs Project Manager to perform or furnish any service or work which falls outside the general scope of Project Manager's services as provided herein, Project Manager shall be entitled to receive such additional compensation therefor as shall be mutually agreed between Project Manager and RSC, taking into account the nature and value of the additional services or work rendered and the fees that would reasonably have been charged by other similarly qualified project managers rendering the same or similar services or work; provided, however, that if Project Manager shall commence to perform any services or work which it believes may fall outside the general scope of the services agreed herein to be performed without first notifying RSC in writing of Project Manager's belief and thereafter receiving from RSC written authorization to proceed, RSC shall not be obligated to pay any additional fee or compensation to Project Manager for such additional services or work. In the event the Parties are unable to agree as to whether the services or work is outside the general scope of Project Manager's services as provided herein or as to the amount of additional compensation due Project Manager's services, the matter shall be decided by arbitration pursuant to section 0 below.

         5.4. OFFSET RIGHT. Notwithstanding the provisions of this section 0 to the contrary, RSC shall have the right to offset against any compensation otherwise due Project Manager under this Agreement any amounts owing by Project Manager to RSC, whether under or pursuant to this Agreement, pursuant to applicable rules or regulations of regulatory agencies or governmental authorities having jurisdiction, or otherwise.

    6.   TERM

         6.1.  INITIAL TERM.  Unless sooner terminated in accordance with section 0 below or extended pursuant to section 0 below, the term of this Agreement shall commence on the Effective Date and shall continue until December 19, 1996.

         6.2. RENEWAL. Unless sooner terminated in accordance with section 0 below, RSC shall have the right to extend the term of this Agreement by giving written notice of such


                                          8

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extension to Project Manager at any time prior to the expiration of the initial term. If RSC exercises its right to extend the term of this Agreement, this Agreement shall continue in effect on a month to month basis (renewing automatically on the first day of each succeeding calendar month) until terminated in accordance with section 0 below; provided, however, that in no event shall the term of this Agreement be extended beyond the earlier of (a) the last day of any extension period which is granted by the Federal Deposit Insurance Corporation (or other regulatory agency having authority over RSC) permitting RSC to continue its divestiture activities in the Projects beyond December 19, 1996, or (b) December 31, 1997.

         6.3. TERMINATION. This Agreement may be terminated prior to the expiration of its term as follows:

              (a)  BY RSC.  RSC may terminate this Agreement as follows:

                   (i) immediately upon written notice to Project Manager in the event of Project Manager's default under this Agreement. A "default" by Project Manager is defined as the occurrence of one or more of the following events:

                        (A) Project Manager fails to perform any of its services or work under this Agreement in the manner or within the time required herein and fails to cure such failure within fifteen (15) days after written notice specifying the nature of such failure is given by RSC to Project Manager, or if such failure cannot reasonably be cured within fifteen (15) days, fails to commence such cure within such fifteen (15) day period or thereafter fails diligently to prosecute such cure to completion within sixty (60) days thereafter; or

                        (B) Project Manager shall file a voluntary petition in bankruptcy; or shall be adjudicated a bankrupt or insolvent; or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state law relating to bankruptcy, insolvency or other relief for debtors; or shall seek, consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of Project Manager or of all or any substantial part of its properties (the term "acquiesce", as used herein, being deemed to include, but not be limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within the time specified by law); or a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against Project Manager seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state law relating to bankruptcy, insolvency or other relief for debtors, and Project Manager shall consent to or acquiesce (as hereinabove defined) in the entry of such order, judgment or decree, or the same shall remain unvacated and unstayed for an aggregate of sixty (60) days from the date of entry thereof; or any trustee, receiver, conservator or liquidator of Project Manager or of all or any


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substantial part of its properties shall be appointed without the consent of or acquiescence of Project Manager and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days; or

                   (ii) immediately upon written notice to Project Manager that RSC has fully divested itself of all of its interests in the Projects; or

                   (iii) immediately upon written notice to Project Manager, in the event that Gary L. McDonald ceases to be the chief executive officer of, and the holder of a controlling equity interest in, Project Manager, whether by death, resignation, removal, sale or issuance of shares, or otherwise; or

                   (iv) immediately (or at such later date as specified by RSC in writing) upon written notice to Project Manager in the event that RSC receives an order, directive, or other formal or informal, oral or written, notice or communication from any regulatory agency or other governmental authority having or purporting to have jurisdiction over RSC or any of its Affiliates requiring the termination or modification of this Agreement; or

                   (v) during any extension of the initial term of this Agreement (but not during such initial term), upon not less than thirty (30) days prior written notice to RSC for any reason, in Project Manager's sole and absolute discretion.

              (b) BY PROJECT MANAGER. Project Manager may terminate this Agreement as follows:

                   (i) immediately upon written notice to RSC in the event of RSC's default under this Agreement. A "default" by RSC is defined as the occurrence of one or more of the following events:

                        (A) RSC fails to perform any of its obligations under this Agreement in the manner or within the time required herein and fails to cure such failure within fifteen (15) days after written notice specifying the nature of such failure is given by Project Manager to RSC, or if such failure cannot reasonably be cured within fifteen (15) days, fails to commence such cure within such fifteen (15) day period or thereafter fails diligently to prosecute such cure to completion within sixty (60) days thereafter; or

                        (B) RSC shall file a voluntary petition in bankruptcy; or shall be adjudicated a bankrupt or insolvent; or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state law relating to bankruptcy, insolvency or other relief for debtors; or shall seek, consent to or acquiesce in the appointment of any trustee, receiver,


                                          10

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conservator or liquidator of RSC or of all or any substantial part of its properties (the term "acquiesce", as used herein, being deemed to include, but not be limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within the time specified by law); or a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against Project Manager seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state law relating to bankruptcy, insolvency or other relief for debtors, and RSC shall consent to or acquiesce (as hereinabove defined) in the entry of such order, judgment or decree, or the same shall remain unvacated and unstayed for an aggregate of sixty (60) days from the date of entry thereof; or any trustee, receiver, conservator or liquidator of RSC or of all or any substantial part of its properties shall be appointed without the consent of or acquiescence of RSC and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days; or

                   (ii) during any extension of the initial term of this Agreement (but not during such initial term), upon not less than thirty (30) days prior written notice to RSC for any reason, in Project Manager's sole and absolute discretion.

              (c) ARBITRABLE DISPUTES. The failure or refusal of a Party to acquiesce to the demand of the other Party over any matter which, by the terms of this Agreement, is to be submitted to arbitration for resolution shall not constitute the basis of a default for which this Agreement may be terminated.

              (d) EFFECT OF TERMINATION. The expiration or termination of this Agreement shall not impair, waive or otherwise affect in any way the respective liabilities or obligations of the Parties hereunder which arose or accrued prior to the date of such expiration or termination or which, by their terms, survive the expiration or termination of this Agreement.

    7. OWNERSHIP OF INFORMATION AND MATERIALS. Upon completion of Project Manager's services or any sooner termination of this Agreement, Project Manager shall deliver to RSC all written data and information generated by or for Project Manager in connection with the Projects or supplied to Project Manager by RSC or RSC's contractors, consultants or agents, and all drawings, plans, books, records, contracts, agreements and all other documents and writings in its possession relating to its services or the Projects. Such materials shall at all times be the property of RSC and RSC shall have the right to use the same without further compensation to Project Manager.

    8. COMPLIANCE WITH LAWS; LICENSES. At all times during the term of this Agreement, Project Manager shall perform its services and work in strict compliance with applicable federal, state and local law. Without limiting the foregoing, Project Manager shall obtain and maintain such licenses as may be required for the performance by Project Manager of its services under this Agreement.

    9.   INDEMNITY.

         9.1. BY PROJECT MANAGER. Project Manager hereby agrees to indemnify, defend and hold harmless RSC, its Affiliates and their respective partners, officers, directors and employees, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments, awards, costs and expenses (including, without limitation, reasonable attorneys' fees, court costs and witness fees), arising directly or indirectly, in whole or in part, out of the negligence or any willful misconduct or omission of Project Manager, or any of its officers, directors, agents or employees, in connection with this Agreement or Project Manager's services or work hereunder, whether within or beyond the scope of its duties or authority hereunder.

         9.2. BY RSC. RSC hereby agrees to indemnify, defend and hold harmless Project Manager, its officers, directors and employees, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments, awards, costs and expenses (including, without limitation, reasonable attorneys' fees, court costs and witness fees), arising directly or indirectly, in whole or in part, out of any action taken by Project Manager within the scope of its duties or authority hereunder, excluding only such of the foregoing as result from the negligence or willful misconduct or omission of Project Manager, its officers, directors, agents and employees.

         9.3. SURVIVAL. The provisions of this section 0 shall survive the expiration or any earlier termination of this Agreement.

    10. ARBITRATION. In such cases where this Agreement provides for the determination of any matter by arbitration, or if the Parties cannot resolve a dispute arising out of or concerning this Agreement through negotiation, then the same shall be settled and finally determined by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or its successor; or in any case where the American Arbitration Association, or its successor, is not in existence or fails or refuses to act within a reasonably prompt period of time (but in no event exceeding 60 days from the date a request for arbitration is filed), the arbitration shall proceed in accordance with the laws relating to arbitration then in effect in the State of California, including but not limited to sections 1280 through 1294.2 of the California Code of Civil Procedure, as the same may be amended or superseded from time to time. The following provisions shall also govern any such arbitration:

         10.1. INITIATION; PROCEDURES. Either Party may demand arbitration of any dispute under this Agreement by giving written notice thereof to the other Party at any time. The


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


demand for arbitration shall contain a description of the dispute, the amount involved and the relief sought. Any arbitration pursuant to this Agreement shall be conducted before three neutral arbitrators having not less than ten
(10) years experience in real estate development and construction. Arbitration proceedings shall be conducted in Fresno, California. All arbitration proceedings, including all evidence and statements, shall be confidential and shall not be used or disclosed for any other purpose.

         10.2. FINDINGS; AWARD; COSTS. The arbitrators' award shall be in writing and shall specify in reasonable detail the legal and factual bases of the award. Judgment on the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. The award shall be final and binding on the parties unless vacated or corrected pursuant to applicable law or proven to have been the result of a substantial error of law or fact. All fees and expenses of the arbitrators shall be shared equally by the parties to such arbitration. Each Party shall pay its own attorneys' fees, expenses and costs of the arbitration. Notwithstanding the foregoing, (a) the arbitrators shall have the authority to assess any of the foregoing costs against any Party acting in bad faith, (b) if the prevailing Party is required to initiate proceedings to enforce the award or confirming judgment, the prevailing Party shall be entitled to recover its costs and attorneys' fees associated with such action, and (c) if either Party brings any legal action by any method other than arbitration against the other with respect to any dispute required to be arbitrated under this Agreement, the other Party shall be entitled to recover from such Party all damages, costs, expenses and attorneys' fees incurred as a result of such action; provided, however, each Party shall have the right to commence and pursue, prior to the appointment of the arbitrators, a legal action for injunctive or other protective relief in a court of competent jurisdiction.

         10.3. PAYMENT OF AWARD. Any cash award shall be payable in United States dollars through a bank in the United States. The award shall earn interest from the date of the award until satisfied in full at the United States prime interest rate as reported in the Western Edition of THE WALL STREET JOURNAL on the business day immediately preceding the date of the award.

    11. NOTICES. All notices, requests and communications required or permitted to be given by one Party to the other under this Agreement shall be in writing and shall be sent to the address of such Party set forth in section 0 above, or at such other address as the addressee may have provided to the other Party by written notice given in accordance with this section. Such notices shall be deemed to be duly given on the earliest of (a) actual receipt, irrespective of whether sent by post, telex, cable, facsimile transmission (followed by same day mailing of a hard copy), overnight courier or other method, or (b) on the third business day after mailing by registered or certified first class mail, return receipt requested and postage prepaid.

    12. CONFIDENTIALITY. Except for such disclosures as are required to be made by law or on demand of any governmental authority, Project Manager shall keep confidential all information regarding the Projects and Project Manager's activities under this Agreement unless authorized in writing by RSC to release such information, in which event Project Manager shall abide by RSC's reasonable instructions.

    13.  GENERAL PROVISIONS

         13.1. GOVERNING LAW. This Agreement is entered into in the State of California and shall be governed by the laws of the State of California applicable to contracts made and to be wholly performed in that State.

         13.2. SEVERABILITY. If any provision of this Agreement shall be determined by a court, arbitrator or regulatory authority of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegal or invalid provision shall be deemed modified to the minimum extent necessary to render it legal and valid and, if such provision is not susceptible to such modification then such provision shall be severed from this Agreement and, in either event, the remainder of this Agreement shall remain in full force and effect; provided, however, if such illegal or invalid provision cannot be reasonably modified or stricken from this Agreement without substantial impairment of a Party's rights and expectations under this Agreement, then this Agreement shall be terminated.

         13.3. WAIVER; CONSENTS. No consent or waiver, express or implied, by either Party hereto to or of any breach or default by the other Party in the performance by the other of its obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such Party hereunder. Failure on the part of either Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder. The granting of any consent or approval in any one instance by or on behalf of RSC or Project Manager shall not be construed to waive or limit the need for such consent in any other or subsequent instance.

         13.4. TIME OF ESSENCE. Subject only to the provisions of section 0 below, time is of the essence in the performance of this Agreement.

         13.5. FORCE MAJEURE. A delay in or failure of performance by either Party of its obligations under this Agreement, other than with respect to the payment of money, shall not constitute a default if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of such Party and its agents, employees, contractors, subcontractors and consultants, including but not limited to expropriation or confiscation of facilities, compliance with any order or request of any governmental authority or person purporting to act therefor, acts of declared or undeclared war, public disorders, rebellion, sabotage, earthquakes, floods, severe adverse weather conditions, natural disasters, fire, explosions, riots, strikes, inability of a Party to obtain necessary materials (or reasonable substitutions therefor), permits or licenses due to existing or future laws, rules or regulations of governmental authorities, or any other causes not within the reasonable control of such Party or its agents, employees, contractors, subcontractors and consultants, and which by the exercise of reasonable diligence such Party is unable to prevent. However, (i) Project Manager shall not be entitled to the benefits of this section 0 unless it gives prompt written notice to RSC of the existence of any event, occurrence or condition which it believes permits a delay in the performance of its obligations pursuant to this section 0, and (ii) no such force majeure event shall prevent either Party from exercising any right it may have to terminate this Agreement other than due to the default of the other Party.

         13.6. ASSIGNMENT AND SUBCONTRACTORS. By this Agreement, RSC has specifically bargained for the unique and particular services of the Project Manager named in this Agreement and the personal services of Gary L. McDonald. Therefore, Project Manager shall have no right, power or authority to assign or delegate any of its rights, duties or obligations under, or arising pursuant to, this Agreement, or any portion hereof, either voluntarily, involuntarily or by operation of law, without the prior written approval of RSC, which approval RSC may grant or withhold in its sole and absolute discretion. Consent by RSC of any particular assignment or delegation shall not constitute approval to any subsequent assignment or delegation. Without limiting the foregoing, Project Manager shall not subcontract its services, or any portion thereof, without the prior written approval of RSC. Any approval by RSC of any subcontract of Project Manager's services or any part thereof shall not be construed to make RSC a party to such subcontract or to expose RSC to any claims or liabilities arising thereunder. RSC shall have the right to assign this Agreement, but such assignment shall not discharge or release RSC from its duties and obligations to Project Manager in the event that RSC's assignee does not perform such duties and obligations. Without waiving the foregoing provisions, all of the rights, benefits, duties, liabilities, and obligations of the Parties shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

         13.7. ENTIRE AGREEMENT. This Agreement contains all of the understandings and agreements of the Parties, and supersedes all prior written and contemporaneous oral discussions, negotiations, understandings and agreements of the Parties, with respect to the subject matter of this Agreement.

         13.8. AMENDMENTS. This Agreement may not be amended except by a written instrument signed by all of the Parties.

         13.9. CAPTIONS AND HEADINGS. All captions and headings used in this Agreement are provided for convenience and ease of reference only and are not to be considered in the construction or interpretation of any provision of this Agreement.

         13.10. INTERPRETATION. Whenever the context requires, all words used in the singular number shall be deemed to include the plural and vice versa, and each gender shall include any other gender. The use of the word "including", when following any general statement, shall not be construed to limit such statement to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation," or "but not limited to," or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. This Agreement has been negotiated at arms-length between the Parties and shall be interpreted as if drafted by both Parties. The Parties expressly waive any rule of construction that would interpret any ambiguous provision against the Party responsible for drafting such provision.

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives on the dates set forth beneath their signatures hereto, effective as of the Effective Date.

"RSC"                             "PROJECT MANAGER"

REGENCY SERVICE CORPORATION,      GARY L. McDONALD REAL ESTATE
a California corporation          AND DEVELOPMENT CO.,
                                  a California corporation


By: __________________________    By: __________________________
    Steve Hertel                  Name:   Gary L. McDonald
    President                     Title:  President, Chief Executive Officer

Date: ______________ , 1996       Date: ________________ , 1996

                                      EXHIBIT A

                                 SCHEDULE OF PROJECTS


PARTNERSHIPS                                                        PROJECT TYPE
- - ------------                                                        ------------

Regency - Wilson I                                                       LOTS

Regency - Wilson II                                                      LOTS

Highlands at Fort Washington                                             SFR

Glen Castle L.P.                                                         SFR

Regency - Monte Vista                                                    SFR


RSC OWNED PROJECTS
- - ------------------

Blackhorse III                                                  SFR

Regency - Mason I                                                        SFR

Regency - Mason II                                                       SFR

Seville Estates II                                                       LOTS

St. Andrews Green (formerly, Regency - Wilson V)                LOTS

Woodward Classics Estates II                                    SFR

                                      EXHIBIT B

                                PROJECT MANAGER DUTIES


I.  Communication

    A.   Maintain network with:

         1.   Brokers
         2.   Developers
         3. Government Agencies (i.e., staff of City of Fresno and City of Clovis) on:
              -    General and specific plan issues
              -    Prompt responses to RSC's partners' requests
              -    Other development/regulatory concerns
         4. Building Industry Association president and board to participate in open dialogue on the local Fresno-Clovis market.
         5.   Sub-contractors and suppliers
         6.   Brokers and title companies

    B. Meet weekly with partners to discuss sales, marketing, financing and product acceptance; to critique assumptions and strategies; and to offer opinions on any aspect of the projects the partners desire.

    C.   Respond to inquiries from and prepare reports to:

         1.   RSC Staff
         2.   RB Staff
         3.   RSC and RB Boards of Directors
         4.   The Divestiture Committee

    D. Meet with attorneys, accountants and regulators as required to discuss:

         1.   Dissolution agreements
         2.   New partnerships
         3.   Legal issues
         4.   Accounting issues
         5.   Regulatory exams
         6.   Status, strategies and other aspects of projects, as requested

    E.   Meet with homeowners to ensure integrity of projects at:

         1.   Seville
         2.   Blackhorse III aka Mason V
         3.   Others as necessary

    F. Meet with lenders to keep them informed as to RSC's partners and projects, status, strategies, needs and progress.

II. Project Oversight

    A.   Provide weekly windshield surveys of projects

    B.   Assess projects against the competition on:

         1.   Price
         2.   Appeal
         3.   Upgrades
         4.   Design style
         5.   Other market factors

    C.   Monitor projects on:

         1.   Traffic count
         2.   Sales
         3.   Closings
         4.   Absorption
         5.   Proceeds, costs
         6.   Partner projections to actual results

    D.   Maintain files on:

         1.   Each project
         2.   Minutes
         3.   Correspondence
         4.   Contracts

    E. Interface with brokers and escrow/title companies on unit and project marketing and sales.

    F. Gather, interpret and oversee the filing process of required documentation as needed.

    G. Record the progress of the projects, and submit written progress reports to the RSC Board.

III. Sales and Marketing

    A.   Meet weekly with project sales staff to discuss:

         1.   Escrows
         2.   Traffic quality
         3.   Market demands
         4.   Marketing
         5.   Financing
         6.   Trade-in home inventory and related marketing plan.

    B.   Investigate bulk sale and build out opportunities on:

         1.   Seville
         2.   Blackhorse III aka Mason V, phases II and III
         3.   Wilson V
         4.   Monte Vista, phase II
         5.   Others as necessary

    C. Meet with the engineers weekly to stimulate progress on the subdivision maps for:

         1.   Blackhorse III, phases II and III
         2.   Gajarian
         3.   Monte Vista, phase II

IV. Financial

    A. Review all construction bills for accuracy and payment and ensure that each project is within budget and/or compliance with agreement (either partnership or dissolution) for:

         1.   Blackhorse III aka Mason V
         2.   Woodward Classics II
         3.   Seville
         4.   Others as necessary

    B. Review monthly financials on all projects to determine how they are performing to net realizable values (NRVs) and/or budget.

    C. Monitor reimbursement of fees from City of Fresno, City of Clovis, utility companies and others holding deposits or prepaid fees.

    D. Monitor all reports from partners and accountants and provide input as needed.

V.  Direct Management of RSC Inventory

    A. Continually analyze and evaluate RSC inventory in terms of market conditions; identify and evaluate alternatives for inventory disposition,and recommend method which most effectively meets objectives of RSC and RB. Methods to be evaluated include,but are not limited to, bulk sales and the build-out of remaining lots.

    B.   Bulk Sales Efforts

         1.   Develop marketing strategy and materials.

              a.   Assemble necessary information and marketing materials.

              b. Identify and make contact with potential buyers through a variety of methods including, without limitation, individual direct contact, appropriate group meetings
                   (breakfasts/lunches) with builders and brokers specializing in land/lot sales.

              c.   From initial contacts:

                   (1) Determine most willing and able prospects for further contact;
                   (2) Identify those terms and conditions, such as phased take downs, subordinations, etc., buyers will need us to consider;
                   (3)  Analyze financing alternatives such as:
                        (a)  Bank loans
                        (b)  RSC loans
                        (c)  Private party loans
                        (d)  Equity kickers
                        (e)  Partnerships

                   (4)  Analyze best prospects in terms of:
                        (a)  Price
                        (b)  Takedown schedule
                        (c)  Product to be built
                        (d) Ability to perform (financial, construction and management)
                        (e)  Marketing/sales effectiveness

         2.   Negotiate terms and conditions of sales for RSC approval

         3. Monitor performance of buyers per terms and conditions of sales contract. In addition, regularly review:

              a.   Construction progress
              b.   Marketing and sales efforts
              c.   Absorption rates

    C.   Direct Build-Out

         1.   Evaluate alternative methods of accomplishing direct build-out.

              a.   Serving as general contractor
              b.   Hiring third party general contractor(s)

         2.   Recommend a choice to RSC

         3.   If selected as general contractor:

              a. Determine product; select architect and develop plans; secure building permits.
              b.   Hire and supervise field construction superintendent.
              c.   Develop and adhere to construction schedule.
              d.   Identify and hire subcontractors.
              e.   Develop and implement marketing program.
              f.   Select sales team.
              g.   Develop and approve sales contracts.
              h.   Arrange for financing assistance for buyers.
              i.   Monitor and assist in close of escrows.

         4.   When general contractor is to be hired:

              a.   Screen prospects and recommend final selection to RSC.
              b.   Negotiate terms and conditions with contractor.
              c.   Monitor performance under the contract.
              d.   Assist contractor as needed with:
                   (1)  securing permits
                   (2)  coordinating financing
                   (3)  product selection
                   (4)  marketing and sales efforts
              e.   Review and approve sales terms prior to offer acceptance.
              f.   Monitor and assist in close of escrows.

VI. Miscellaneous

    A. Perform services listed under the terms of the 1991 MANAGEMENT AGREEMENT attached hereto as EXHIBIT B-2, where appropriate.

    B.   Monitor closely the home guarantee program.

    C.   Monitor all non-traditional balance sheet items:

         1.   Notes receivable from general partner
         2.   Notes receivable from other parties
         3.   Refunds

    D.   Provide project site security as appropriate.

    E.   Supervise and direct RSC staff support position as needed.

VII. Administration

    A. RSC to provide office space, office equipment and one full support staff position.

    B.   Project Manager to provide all other administrative support.

                                     EXHIBIT B-2

                      SUPPLEMENTAL MANAGEMENT SERVICES SCHEDULE
                            FROM 1991 MANAGEMENT AGREEMENT

                                      EXHIBIT C

                                COMPENSATION SCHEDULE

In consideration for services actually rendered by Project Manager to RSC under this Agreement, RSC agrees to compensate Project Manager according to the following terms:

MONTHLY FEE:

    RSC shall pay Project Manager a fee of twenty five thousand dollars ($25,000.00) per month for each month during the term of this Agreement. Payment shall be made in arrears by the first (1st) day of the calendar month following the month for which such payment is due. The payment for any partial calendar month at the beginning or end of the term of this Agreement shall be prorated based on the number of days in such month within the term of this Agreement.

COMMISSION FEE:

    RSC further agrees to pay Project Manager a fee of three percent (3%) of the total sales price of each lot, whether improved or unimproved, which is sold from the St. Andrews Green development (formerly known as Regency-Wilson V). Such fee will be paid from the sales proceeds actually received by RSC, if, as and when each sale is consummated, the purchase price (net of fees, costs and prorations allocated to RSC) therefor is received by RSC, and title is transferred to the buyer of the lot sold. Such fee shall be payable notwithstanding that the buyer of the lot sold was procured by a person other than Project Manager. Notwithstanding the foregoing, it is agreed that no fee shall be due or payable with respect to a lot if the sale of such lot is not finally consummated as provided above, for any reason, including, without limitation, due to (a) the acts or omissions of RSC, its agents, employees or representatives; (b) the buyer's failure or refusal to accept the title offered by RSC; or (c) the unmarketability or uninsurability of the title.

    Project Manager's right to receive, and RSC's obligation to pay, such fee with respect to the sale of any particular lot from the St. Andrews Green development shall survive the expiration or termination of this Agreement for a period of ninety (90) days; provided that (a) on or before the termination of this Agreement (i) a binding contract of sale shall have been entered into between RSC and the buyer of such lot, (ii) such contract shall be subject only to customary conditions of purchase (e.g., buyer's approval of the condition of the property and title, and buyer's ability to obtain financing), (iii) an escrow account shall have been opened and the buyer shall have placed its initial deposit therein; (b) this Agreement shall not have been terminated by RSC due to Project Manager's default; and (c) payment of such fee shall not violate or contravene the terms of any law, rule, regulation, order or directive from any regulatory agency or other governmental authority having or purporting to have jurisdiction over RSC or any of its Affiliates. After the expiration of such ninety (90) day period, all rights of Project Manager to receive such fee shall terminate absolutely, notwithstanding any role Project Manager may have had in procuring a buyer for any lot.